Asociacion de Servicios Medicos Costarricenses
(Hospital Clinica Biblica)

Medical Tourism Agency (MTA)
Consulting Agreement

This Medical Tourism Consulting Agreement (the “Agreement” or “Contract”) is entered into this January 1st, 2010 (the “Effective Date”) by and between Asociacion de Servicios Medicos Costarricenses dba Hospital Clinica Biblica, with its principal place of businesses Calle Central y Primera, Avenidas 14 y 16, San Jose, Costa Rica (“HCB”) and Global Health Voyager with its principal place of business is California, USA (“MTA”).

By means of the Agreement herein contained, the parties adhere to the Contract and agree as follows;

Article 1                      Contract Documents

This contract and agreement shall consist of this Signature Document along with the following documents, exhibits and attachments, all of which by this reference are of importance and made part of this Contract;

Part I:                      Scope of Work
Part II:                     Commercial Terms
Part III:                    General Terms

In case of conflict between the parts of this contract, exhibits or attachments, the order of priority shall be as follows;

1.1                            Part I
1.2                            Part II
1.3                            Part III

Article 2                      Scope of Work

Unless expressively stated elsewhere in this Contract, both parties shall perform the work as described in Part I: Scope of Work, for or in connection with the arrangement of bringing patients from countries overseas, in order to receive medical services at Hospital Clinica Biblica (HCB).

Article 3                      Contract Price

Full compensation, for complete performance of the work in compliance with all terms and conditions of this Contract, shall be described in Part II: Commercial Terms.

This agreement shall commence on January 1, 2010 and shall remain effective for 24 months, i.e. until December 31, 2011. The parties will re-negotiate the agreement at the end of this period.

Contract Part I: Scope of Work

1.           Scope of Work for MTA

MTA will refer patients to HCB and, in coordination with HCB, will organize and schedule local transportation services, hotel accommodation and tours.

1.1 MTA will seek approval from the staff and coordinators of HCB for promotional activities on MTA web site, newspaper advertisements, special orientations and distribution of HCB information packages of facility and Doctors, etc.

1.2 Communication with patients, customers, and third party payer regarding the transfer of patients or customers in order to receive service and/or treatment at the HCB.

1.3 Arrangement for payment of treatment either by the concerned third party payer or directly by the patient or customer, to HCB. MTA will provide HCB with notice of payment by patient of fifteen percent (15%) of the Estimate Costs into an escrow account no later than 15 days in advance of services.

1.4 MTA will develop a comprehensive marketing program to promote the services of HCB with a particular emphasis on introducing patients to the medical and surgical procedures offered at HCB.

2.           Scope of Work for Hospital Clinica Biblica (HCB)

2.1 HCB through its International Office will provide MTA with an English speaking patient coordinator who can also coordinate with MTA to provide the following services for the patient: meet and greet at the hospital, assistance to and from appointments, assistance with admissions, airport pick up and drop off, transportation and recovery home accommodations for MTA clients. Through the International Office and its patient’s coordinators, HCB can also assist with ambulance arrangements and other special needs if notified in advance by MTA.

2.2 HCB through its International Office will also provide MTA with a pre-arrival consultation concerning patients, via fax or email, as well as follow-up recommendations when available from physician after patients’ return to their country of domicile.

2.3 Selection of experienced and internationally qualified physicians to provide treatment for patients or customers under this contract.

2.4 Provision of International Ward (if available) with all necessary equipment and facilities (with exception as indicated by his/her physician(s)) including but not limited to high-quality medical care and nursing services, as well as easily accessible Internet stations and international telephone lines.

2.5 HCB through its International Office will do their best to respond to all email inquiries, sent by MTA referrals, promptly and no longer than 24 hours from receipt.

2.6 Arrangement of English translator to assist patients if needed.

Contract Part II: Commercial Terms

1. HCB agrees to provide MTA a price list with Contract Package Prices for WITA customers.

2. HCB reserves the right to adjust Contract Package Prices and price list periodically and will do its best to notify MTA of these changes. HCB reserves the right to change Contract Package Prices, price lists and estimates with no previous notice or authorization from MTA.

2.1	HCB will honor Contract Package Prices for patients in which the agreed upon advance payment has been received by HCB as outlined in section 5.1.

3. The total amount of the service and/or treatment fee for HCB performance (hereinafter referred to as “the Contract Package Price”) shall be invoiced directly to the concerned third party payers, patients or customers prior to service and a copy can be made available for MTA upon request.

3.1	HCB will not be responsible for providing medical services unless the Contract Package Price has been paid in full prior to the patient’s hospitalization or treatment.

3.2
The Contract Package Price is an approximate estimate based on hospital costs and doctor fees for previous patients who have undergone the same procedure. HCB will do its best to make sure the final price invoiced does not exceed the Contract Package Price. However, there are circumstances that may increase the final bill which include but are not limited to: medical complications, extended hospital stays, additional medical services, medical history or illness of patient, undisclosed medical conditions, extras (phone calls, meals for guest, etc.).

4. The patient will be responsible for paying all charges not included in the Contract Package Price at time of discharge to HCB unless otherwise negotiated with MTA.

5. HCB will require a fifteen percent (15%) partial payment in advance from the concerned third party payers, patients or customers in order to reserve space at the hospital for all inpatient procedures, as outlined in section 5.1. The fifteen percent (15%) partial payment will be calculated based on the procedures estimated cost as quoted by HCB and should be received by MTA and deposited into a secure escrow account no later than 15 days prior to the patients hospitalization.

5.1
Once advanced payment has been received by HCB from third party payers, patients or customers, or placed into an approved escrow account by MTA, HCB will proceed to reserve space at the hospital for all in patient procedures with the understanding that all reservations are subject to change. On rare occasions medical emergencies may limit HCB ability to provide the agreed upon service at the time reserved. In these cases the patient will be scheduled for the next available opening. In these rare cases HCB International Department is available to assist patients until medical services are rescheduled.

6. HCB agrees to compensate MTA as follows:

6.1	Ten percent (10%) of the referred patient’s Contract Package Price if MTA sends less than three surgical patients a month.

6.2	Twelve point five percent (12.5%) of the referred patient’s Contract Package Price if MTA sends three or four surgical patients a month.

6.3	Fifteen percent (15%) of the referred patient’s Contract Package Price if MTA sends five or more surgical patients a month.

6.4	The commissions for the current month will be calculated based on the preceding months’ volume of patients.

6.5	MTA will deduct its commissions directly from the partial payment paid in advance by each patient referred and send the balance (if any) to HCB.

6.6
At discharge, the referred patient is responsible for paying any additional expenses incurred during treatment over the Contract Package Price directly to HCB upon presentation of a detailed itemization of expenses.

7. HCB will provide MTA with a monthly report detailing treatment received from referred patients as well as complete billing details including total billed. Said report will be provided to MTA no later than the 15th of each month for the activity in the prior month.

8. HCB will compensate MTA at the same rates outlined in section 6 for payments made over and above the Contract Package Price for any additional procedures the patient may decide to have while at HCB. Payments made over and above the Contract Package Price for medical emergencies and complications are exempt from commissions.

9. MTA shall submit monthly invoice for commission on payments by referred patients over the Contract Package Price in the name of HCB with the above address included, and forward them to international@clinicabiblica.com under the name of Brad Cook. All invoices must show MTA‘s address as well as a relevant account number.

10. If the referred patient, after commencement of treatment or diagnostics declines to continue or have the treatment or diagnostics for any reason not due to any fault of the HCB, the payment made by the referred patient for such treatment or diagnostics shall be returned to the referred patient after adjusting actual expenditure incurred up to the time of stopping the treatment.

11. Payments to MTA as outlined in section 8 will be made within 45 days following the date of discharge for the revenues collected from patients in the prior month when proper invoice has been received by HCB. MTA will send invoice to HCB before payment can be made.

Contract Part 111: General Terms

1. Both parties agree to hold in confidence any materials or information related to the Contract, and not to divulge them to third parties without the written consent of the other party.

2. Both parties agree not to issue news releases or other advertising pertaining to the work of this Contract without first obtaining the written approval from the other party.

3. All communication pursuant to or in connection with this Contract shall be conducted in English.

4. This Contract is specifically for MTA who shall not subcontract all or any portion of the work under this Contract, without first notifying HCB of the intended subcontract and obtaining HCB approval of the subcontract and subcontractor in writing.

5. Any dispute between the parties not settled by amicable agreement, whether resulting from any claim in contract or at law, which may arise in connection with the Contract, or the inter- operation, application, validity, breach or termination of the Contract or of any provision thereof, shall exclusively be referred to and finally settled by arbitration of three arbitrators, one appointed by HCB, one appointed by MTA and one appointed by the current president of the Chamber of Commerce of the USA and Costa Rica. The place of arbitration shall be San Jose, Costa Rica. The arbitration proceedings shall be held in the Spanish language.

6. This Contract will be terminated when:

6.1	At the end of the Contract term, as stated above, both parties agree not to continue the Contract.

6.2	Upon 60 days notice by either party to terminate this Contract for any reason.

6.3	One of the parties breaching the Contract fails to respond to the other party’s written request within one month.

The two parties, having read all the terms and conditions pertaining to this Agreement, accept them entirely and hereby affix their signatures as evidence.